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                                  EXHIBIT 11.1

                                METROCALL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                     Three Months Ended September 30,       Nine Months Ended September 30,
                                                     ---------------------------------     ----------------------------------
                                                         1997               1998                1997               1998
                                                         ----               ----                ----               ----
Net loss                                              $     (13,836)    $    (29,154)       $    (37,888)      $    (86,087)
   Preferred dividends                                       (2,184)          (2,499)             (5,353)            (7,271)
                                                      -------------     ------------        ------------       ------------

Net loss attributable to common stockholders          $     (16,020)    $    (31,653)       $    (43,241)      $    (93,358)
                                                      =============     ============        ============       ============

Weighted-average shares outstanding:
   Shares outstanding, beginning of period               24,521,135       40,548,414          24,521,135         40,548,414
   Shares issued in acquisitions                          4,443,932                -           1,776,462                  -
   Share issued for exercise of stock options                 1,896                -               1,146
   Shares issued in settlement of litigation                      -          270,000                   -            270,000
   Shares issued in employee stock purchase plan            109,747          112,801              60,037             72,863
                                                      -------------     ------------        ------------       ------------
Weighted-average shares outstanding                      29,076,710       40,931,215          26,358,780         40,891,277
                                                      =============     ============        ============       ============

Loss per share attributable to common stockholders    $       (0.55)    $      (0.77)       $      (1.64)      $      (2.28)
                                                      =============     ============        ============       ============
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